As filed with the Securities and Exchange Commission on January 31, 2006
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 25, 2006
FIRST CHARTER CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	0-15829	56-1355866
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
10200 David Taylor Drive, Charlotte, North Carolina 28262-2373
(Address, including zip code, of principal executive offices)
(704) 688-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
     On January 25, 2006, upon the recommendation of its Compensation Committee, the Board of Directors (the “Board”) of First Charter Corporation (the “Corporation”) approved changes to the Corporation’s non-employee director compensation arrangements. These changes are retroactively effective as of January 1, 2006.
     Specifically, non-employee directors will receive an annual cash retainer in the amount of $12,000 and a discretionary restricted stock award in the amount of 1,000 shares of the Corporation’s common stock pursuant to the Corporation’s 2000 Omnibus Stock Option and Award Plan. Previously, non-employee directors received an annual cash retainer in the amount of $6,000 and, in the discretion of the Compensation Committee, a grant of options to purchase the Corporation’s common stock. Non-employee directors also will receive meeting fees in the following amounts: $1,500 for each Board meeting attended in person; $1,000 for each Board meeting attended by telephone; $1,000 for each committee meeting attended in person; and $750 for each committee meeting attended by telephone. In the event of an unscheduled Board or committee meeting of short duration (i.e., less than one hour), a fee of $500 may be paid to each non-employee director attending such meeting, in the discretion of the Board or the committee chairperson. Previously, non-employee directors received $750 for each Board meeting attended and $500 for each committee meeting attended. In addition, the chairperson of the Board’s Audit Committee will receive an annual cash retainer in the amount of $6,000 and the chairperson of each of the other committees of the Board, except the Executive Committee, will receive an annual cash retainer in the amount of $4,000. Previously, no annual cash retainer was paid to committee chairpersons.
     Non-employee directors also will continue to be eligible to defer all or part of their annual cash compensation under the First Charter Corporation 1994 Deferred Compensation Plan for Non-Employee Directors and the First Charter Corporation Directors’ Option Deferral Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CHARTER CORPORATION

	By:	/s/ Stephen J. Antal

Stephen J. Antal Senior Vice President, General Counsel and Corporate Secretary
Dated: January 31, 2006